EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 16, 2017, except for the Common Stock section in Note 6, as to which the date is March 20, 2018, with respect to the consolidated financial statements included in the Annual Report of Rubicon Technology, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Rubicon Technology, Inc. on Form S-3 (File No. 333-167272), on Form S-3, as amended (File No. 333-192536) and on Forms S-8 (File No. 333-147552, File No. 333-180211 and File No. 333-213025).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 20, 2018